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                                                                   EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT



         This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 1, 1996, by and between PACIFIC UNITED GROUP, INC., a Delaware corporation (hereinafter referred to as "EMPLOYER") and JOEL R. SCHULTZ (hereinafter referred to as "SCHULTZ"), on the following terms and conditions:

         1.      TERM OF AGREEMENT; DUTIES.

                 (a) Term. EMPLOYER hereby agrees to employ SCHULTZ as the President and Chief Executive Officer of EMPLOYER, Chief Executive Officer of Pacific Thrift and Loan Company, Inc., a California corporation ("Pacific Thrift"), and President and Chief Executive Officer of Pacific Unified Mortgage, Inc., a Delaware corporation ("PUM"), both of which are operating subsidiaries of the EMPLOYER, for a three-year term, commencing on the date hereof, and SCHULTZ hereby agrees to accept such employment for such term, subject to earlier termination under the circumstances provided herein. The term of this Agreement shall be extended automatically to cover successive terms of one year commencing on each anniversary date of the date hereof after the initial three-year term, unless, at least six months prior to the end of the initial term or any renewal term hereof, SCHULTZ gives written notice to the Board of Directors of EMPLOYER (the "Board"), or EMPLOYER gives written notice to SCHULTZ, of an intent to terminate this Agreement at the end of such term.

                 (b) Duties. SCHULTZ, subject to the direction and control of the Board, shall devote all of SCHULTZ'S productive time, attention and energies to discharging, and shall perform, such executive duties and managerial responsibilities as may from time to time be specified by EMPLOYER, and will use SCHULTZ'S best efforts to promote the interests of EMPLOYER and its subsidiaries and affiliates. The performance of such duties and responsibilities shall be SCHULTZ'S exclusive employment for compensation; provided, however, that nothing herein contained shall be deemed to limit SCHULTZ'S right, with the consent of the Board, to engage in other activities that do not interfere with SCHULTZ'S duties hereunder.

         2.      COMPENSATION.

         (a) As compensation for the services to be rendered by SCHULTZ hereunder during the term of SCHULTZ'S employment, including all services to be rendered as an officer and executive of EMPLOYER, its subsidiaries and affiliates, EMPLOYER agrees to pay SCHULTZ a Base Salary as defined and in accordance with the terms of Section 2 (a) (i) herein, plus a Bonus as defined and in accordance with the terms of Section 2 (a) (ii) herein:



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                 (i)      During the term of this Agreement, EMPLOYER shall pay
SCHULTZ a salary at an annual base rate of two hundred twenty five thousand dollars ($225,000) per year, which shall be adjusted annually to reflect any increase from the previous year in the Consumer Price Index for the Los
Angeles, California area (the "Base Salary"). The applicable Base Salary shall be payable not less frequently than monthly in accordance with the regular salary procedure from time to time adopted by EMPLOYER. There shall be deducted from all compensation paid to SCHULTZ such sums, including but not limited to Social Security, income tax withholding, employment insurance, and any and all other such deductions, as EMPLOYER is by law obligated to withhold.

                 (ii) In addition to the Base Salary, EMPLOYER shall pay SCHULTZ an annual bonus earned as of December 31 of the respective year (the "Bonus") to be paid to SCHULTZ upon issuance in due course of the EMPLOYER'S annual certified financial report. The Bonus shall equal 2 1/2% of the annual net pre-tax profits of EMPLOYER if EMPLOYER earns annual net after tax profits (after payment of the Bonus and such bonuses to any other employee who is entitled to receive a bonus from the EMPLOYER based upon the same formula as set forth in this Section 2 (a) (ii) under a contract of employment dated as of the same date as this Agreement) equal to a minimum annual return on equity (as determined on January 1 of the applicable year) of twenty percent (20%), reduced to ten percent (10%) for each year after the Corporation reaches equity of at least $20 million. As used in this Section 2 (a) (ii), net pre-tax profits and net after tax profits refer to the net pre-tax profits and net after tax profits as determined under generally accepted accounting principles. The Bonus will increase to five percent (5%) of such annual net pre-tax profits of EMPLOYER if EMPLOYER earns annual net after tax profits (after payment of the Bonus and such bonuses to any other employee who is entitled to receive a bonus from the EMPLOYER based upon the same formula as set forth in this
Section 2 (a) (ii) under a contract of employment dated as of the same date as this Agreement) equal to a minimum annual return on equity (as determined on January 1 of the applicable year) in excess of thirty percent (30%), reduced to twenty percent (20%) for each year after the Corporation reaches equity of at least $20 million. To the extent that the collective bonus amounts of SCHULTZ and any other employee under a contract of employment dated as of the same date as this Agreement determined according to this formula result in the reduction of annual net after tax profits of EMPLOYER to an amount less than the applicable minimum annual return levels, then the amount of Bonus paid to SCHULTZ and the amount of bonus paid to such other employee shall be reduced to such amount as will result in EMPLOYER retaining the applicable minimum annual return levels, and such amount shall be divided equally between each of them. Up to 50% of each year's annual bonus will be payable in quarterly installments during the applicable year for which the bonus is earned, determined by annualizing the quarterly return on equity for each of the first three quarters of the year. In




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the event that the quarterly payment of bonus amounts results in an overpayment to SCHULTZ, any excess bonus payments shall be deducted from SCHULTZ's Base Salary and any other amounts owed to SCHULTZ.

                 (iii) SCHULTZ shall be reimbursed for SCHULTZ'S reasonable and actual out-of-pocket expenses incurred by SCHULTZ in performance of SCHULTZ'S duties and responsibilities hereunder, provided that SCHULTZ shall first furnish to EMPLOYER proper vouchers and/or receipts.

                 (iv) SCHULTZ shall be entitled to participate in, and shall be included in, such insurance, pension, profit sharing, stock option, stock purchase and other employee benefit plans, excluding the employee cash bonus pool, of EMPLOYER as are in effect from time to time during the term of this Agreement and provided to other senior executive employees of EMPLOYER, including, but not limited to, EMPLOYER'S Supplemental Executive Retirement Plan (all of which are collectively referred to herein as the "Benefit Plans").

                 (v) SCHULTZ shall also be entitled to all perquisites provided in accordance with EMPLOYER'S policy for senior management executives from time to time in effect (all of which are collectively referred to herein as the "Perquisites"). Notwithstanding the foregoing, in no event shall each or any of the Perquisites provided pursuant to the terms of this Section 2 (a)
(v) be lesser in value than such perquisites as were provided to SCHULTZ by Pacific Thrift and/or Presidential Mortgage Company, a California Partnership ("Presidential") and in effect immediately prior to the transfer of assets by Presidential to EMPLOYER. Perquisites provided pursuant to this Section 2(a)(v) shall include, without limitation, use of an automobile or automobile allowances, expense allowances, vacation days, sick days and holidays, and medical, dental and life insurance benefits.

         3. DISABILITY. If, on account of any physical or mental disability, SCHULTZ shall fail or be unable to perform under this Agreement for any period of one hundred twenty (120) consecutive days or for an aggregate period of one hundred twenty (120) or more days during any consecutive twelve-month period, EMPLOYER may, at its option, at any time thereafter, upon written notice to SCHULTZ, terminate the employment relationship provided for in this Agreement. In such event, SCHULTZ'S requirement to render services hereunder and EMPLOYER'S requirement to compensate SCHULTZ hereunder shall terminate and come to an end upon the date provided in such notice. In that event, SCHULTZ shall be entitled to receive, as disability compensation: (i) a lump sum payment to be paid on the effective date of termination pursuant to this Section 3, which shall consist of the full annual Bonus earned, if any, at the end of the prior year, (ii) SCHULTZ'S Base Salary for one year following termination of this Agreement payable not less frequently than monthly, and
(iii) use





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of an automobile or automobile allowance, full automobile insurance coverage, and health insurance coverage under any health insurance policies maintained by EMPLOYER for its other senior executives, all of which shall be provided pursuant to the terms of Section 2 (a) (v) herein and shall continue to be provided without interruption for the greater of one year following the effective date of termination pursuant to this Section 3 or the remainder of the term of this Agreement. If, after the end of the fiscal year following the effective date of termination pursuant to this Section 3, it is determined that the annual Bonus compensation which would have been earned by SCHULTZ for such year if the SCHULTZ had continued to be employed under this Agreement would have exceeded the Bonus actually paid, EMPLOYER shall pay SCHULTZ a lump sum payment equal to the difference between the Bonus amount previously paid to SCHULTZ and the Bonus amount that would have been earned by SCHULTZ. Such amount shall be paid on the earlier of ten (10) days after the issuance of EMPLOYER'S annual certified financial report or one hundred and twenty (120) days after the end of the fiscal year. SCHULTZ shall not be obligated to reimburse EMPLOYER if the Bonus amount paid by EMPLOYER upon termination exceeds the amount of any Bonus that would have been earned. EMPLOYER may, at its option, apply for disability income insurance and, if so, any obligation on the part of EMPLOYER to pay SCHULTZ any payments on account of any physical or mental disability of SCHULTZ as specified above, shall be reduced by the amount of any payments to SCHULTZ under any such disability income policy. Any payments to SCHULTZ under any state disability insurance shall not reduce the amount payable to SCHULTZ under this Agreement.

         4. DEATH. In the event of SCHULTZ'S death during the term hereof, this Agreement shall terminate immediately. In such event, SCHULTZ'S personal representative shall be entitled to receive, as a death benefit, in addition to any other payments which SCHULTZ'S personal representative may be entitled to receive under any Benefit Plans: (i) a lump sum payment to be paid within five (5) days of SCHULTZ'S death equal to the full annual Bonus earned by the SCHULTZ, at the end of the prior year; and (ii) SCHULTZ'S Base Salary for one year following SCHULTZ'S death, payable not less frequently than monthly. If, after the end of the fiscal year following the SCHULTZ'S death, it is determined that the annual Bonus compensation which would have been earned by SCHULTZ for such year would have exceeded the Bonus actually paid if Employee had continued to be employed under this Employment Agreement, EMPLOYER shall pay SCHULTZ'S personal representatives a lump sum payment equal to the difference between the Bonus amount previously paid to SCHULTZ'S personal representatives and the Bonus amount that would have been earned by SCHULTZ. Such amount shall be paid on the earlier of ten (10) days after the issuance of EMPLOYER'S annual certified financial report or one hundred and twenty (120) days after the end of the fiscal year. SCHULTZ'S personal representatives shall not be obligated to reimburse EMPLOYER if the Bonus amount paid by EMPLOYER within five (5) days following





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SCHULTZ'S death exceeds the amount of any Bonus that would have been earned.

         EMPLOYER may maintain life insurance on the life of SCHULTZ in favor of the EMPLOYER. SCHULTZ shall have no interest whatsoever in any such policy or policies, except as otherwise provided in any split dollar life insurance agreements, but SCHULTZ shall, at the request of EMPLOYER, submit to such medical examinations, supply such information, consent to such blood tests and execute such documents as may be required by the insurance company or companies to whom EMPLOYER has applied for such insurance.

         5. TERMINATION FOR CAUSE. EMPLOYER may discharge SCHULTZ at any time for cause. "Cause" for discharge shall mean (i) theft or embezzlement by SCHULTZ from EMPLOYER or its affiliates, (ii) fraud or other acts of dishonesty by SCHULTZ in the conduct of EMPLOYER'S business or the fulfillment of SCHULTZ'S assigned responsibilities hereunder, (iii) SCHULTZ'S conviction of, or plea of nolo contendere to, any felony or any crime involving moral turpitude, (iv) SCHULTZ'S willfully and knowingly taking any action which is materially injurious to EMPLOYER'S business or reputation. Within 10 business days following receipt of written notice of termination for Cause, SCHULTZ shall have the right to demand and, if demanded, to receive within 30 days, an opportunity to respond and defend himself before the Board and to have the Board by resolution confirm by a three-fourths affirmative vote that EMPLOYER has grounds to terminate SCHULTZ for Cause. If the Board does not determine that Cause exists, SCHULTZ shall have the option to treat his employment as not having terminated or as having been terminated by EMPLOYER without cause as defined in Section 6 herein. Without limiting the foregoing, nothing in this
Section 5 shall be construed to require that SCHULTZ demand a hearing before the Board as a condition to pursuing any claim or action with respect to the matters contained in this Agreement. The occurrence of any event constituting cause for discharge shall permit, but not require, EMPLOYER to terminate SCHULTZ for Cause; provided, however, that EMPLOYER'S decision not to terminate the SCHULTZ upon the occurrence of an event constituting cause for discharge shall not operate as a waiver of its rights provided in this Section 5 or otherwise.

                 If EMPLOYER terminates SCHULTZ for Cause, EMPLOYER shall be obligated to provide to SCHULTZ only the Base Salary provided for in Section 2
(a) (i) herein through the date of termination of SCHULTZ at the rate in effect on the date of such termination.

         6. TERMINATION WITHOUT CAUSE. Should EMPLOYER terminate this Agreement for reasons other than those specified in Sections 3, 4, 5, or 7 herein, SCHULTZ shall be entitled to use of an automobile or automobile allowance, full automobile insurance coverage, and health insurance coverage under any





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health insurance policies maintained by EMPLOYER for its other senior executives, all of which shall be provided pursuant to the terms of Section 2
(a) (v) herein and shall continue to be provided without interruption for one year following the effective date of termination pursuant to this Section 6. Upon termination pursuant to this Section 6, EMPLOYER shall additionally pay to SCHULTZ a lump sum payment, to be paid on the effective date of termination pursuant to this Section 6, which shall consist of: (i) the full annual Base Salary, (ii) an amount equal to the annual Bonus compensation earned by SCHULTZ at the end of the prior year, and (iii) the cash value of all vacation, holiday and sick days which have accrued up to the date of termination and which would have accrued for one year following termination pursuant to this Section 6. (The sum of all amounts and benefits to be provided by EMPLOYER to SCHULTZ pursuant to this Section 6 is collectively referred to herein as the "Termination Payment".) If, after the end of the fiscal year following the effective date of termination pursuant to this Section 6, it is determined that the annual Bonus compensation which would have been earned by SCHULTZ for such year if the SCHULTZ had continued to be employed under this Agreement would have exceeded the Bonus actually paid, EMPLOYER shall pay SCHULTZ a lump sum payment equal to the difference between the Bonus amount previously paid to SCHULTZ and the Bonus amount that would have been earned by SCHULTZ. Such amount shall be paid on the earlier of ten (10) days after the issuance of EMPLOYER'S annual certified financial report or one hundred and twenty (120) days after the end of the fiscal year. SCHULTZ shall not be obligated to reimburse EMPLOYER if the Bonus amount paid by EMPLOYER upon termination exceeds the amount of any Bonus that would have been earned.

         7.      CORPORATE CHANGES.

                 (a) Definition. SCHULTZ may terminate his employment hereunder upon thirty (30) days written notice at any time within one year following the occurrence of a Corporate Change. For purposes of this Section 7, a "Corporate Change" shall be deemed to have occurred upon the occurrence of any one (or more) of the following events: (i) a transaction in which EMPLOYER ceases to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, (ii) a sale or other disposition of all or substantially all of the assets, or a majority of the outstanding capital stock, of EMPLOYER (including but not limited to the assets or stock of EMPLOYER'S subsidiaries that results in all or substantially all of the assets or stock of EMPLOYER on a consolidated basis being sold), (iii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or combination of the foregoing, persons who were directors of EMPLOYER just prior to such event(s) shall cease to constitute a majority of the Board, (iv) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the





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beneficial owner of shares of EMPLOYER with respect to which twenty percent
(20%) or more of the total number of votes for the election of the Board may be cast, (v) the EMPLOYER assigns to SCHULTZ duties, functions, responsibilities or authority substantially inferior to the duties, functions, responsibilities and authority contemplated by Section 1 (b) herein, (vi) EMPLOYER'S stockholders cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period, or (vii) a tender offer or exchange offer is made for shares of the EMPLOYER'S common stock (other than one made by the EMPLOYER) and shares of common stock are acquired thereunder.

         (b)  Payments.  Upon termination of employment pursuant to this
Section 7, SCHULTZ shall be entitled to use of an automobile or automobile allowance, full automobile insurance coverage, and health insurance coverage under any health insurance policies maintained by EMPLOYER for its other senior executive officers, all of which shall be provided pursuant to the terms of
Section 2 (a) (v) herein and shall continue to be provided without interruption for eighteen (18) months following the effective date of termination pursuant to this Section 7. Upon termination pursuant to this Section 7, EMPLOYER shall additionally pay to SCHULTZ a lump sum payment, to be paid within five (5) days after the date of SCHULTZ'S notice pursuant to Section 7 (a) herein, which shall consist of: (i) one and one-half times the full annual Base Salary, (ii) an amount equal to one and one-half times the annual Bonus compensation earned by SCHULTZ at the end of the prior year, and (iii) the cash value of all vacation, holiday and sick days which have accrued up to the date of termination and which would have accrued for eighteen (18) months following termination pursuant to this Section 7. (The sum of all amounts and benefits to be provided by EMPLOYER to SCHULTZ pursuant to this Section 7 (b) is collectively referred to herein as the "Corporate Changes Termination Payment"). Notwithstanding the foregoing, if SCHULTZ gives notice of termination pursuant to this Section 7 prior to the closing of a transaction referred to in Section 7(a)(i), (ii) or (iii) hereof, the Corporate Changes Termination Payment must be made a condition to and must be paid concurrently with the closing of such a transaction. If, after the end of the fiscal year following the effective date of termination pursuant to this Section 7, it is determined that the value of one and one-half times the full annual Bonus compensation which would have been earned by SCHULTZ for such year if the SCHULTZ had continued to be employed under this Agreement would have exceeded the Bonus actually paid, EMPLOYER shall pay SCHULTZ a lump sum payment equal to the difference between the Bonus amount previously paid to SCHULTZ and one and one-half times the Bonus amount that would have been earned by SCHULTZ. Such amount shall be paid on the





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earlier of ten (10) days after the issuance of EMPLOYER'S annual certified financial report or one hundred twenty (120) days after the end of the fiscal year. SCHULTZ shall not be obligated to reimburse EMPLOYER for any Bonus payment included in the Corporate Changes Termination Payment in excess of any Bonus which would have been earned.

         (c) Tax Limitations on Corporate Changes Payments. If the aggregate of all payments, including but not limited to, Corporate Changes Termination Payments and earned Bonus differentials that are to be paid to SCHULTZ contingent on those Corporate Changes specified in Section 7 (a) herein (the "Aggregate Amount"), would constitute a "parachute payment" (as defined in Section 280 G of the Internal Revenue Code of 1986, as amended or supplemented (the "Code"), the Corporate Changes Termination Payment and/or earned Bonus differential otherwise payable to the SCHULTZ pursuant to Section 7 (b) herein shall be equal to the higher of: (i) the amount (referred to herein as the "Reduced Amount") that would result in no portion of the Aggregate Amount being subject to the excise tax imposed by Section 4999 of the Code, or (ii) the full Aggregate Amount if the net after tax payments to SCHULTZ would exceed the Reduced Amount. The determination of the Corporate Changes Termination Payment, the earned Bonus differential under Section 7 (b), the Reduced Amount and the net after tax amount payable to SCHULTZ on the full Aggregate Amount shall be made by the SCHULTZ and the EMPLOYER in good faith, and in the event they disagree, such determination shall be made by means of arbitration to be conducted at the EMPLOYER'S expense. Any such arbitration shall be conducted in Los Angeles, California, by one arbitrator, who shall be a member of a nationally recognized accounting firm that is not then engaged by the EMPLOYER or any of its major stockholders, and who shall be jointly designated by the parties. If the parties cannot agree on the selection of an arbitrator, EMPLOYER'S then current independent auditors shall select such arbitrator. The findings of the arbitrator shall be conclusive and binding on the parties. For purposes of this Section 7 (c), the net after tax amount payable to SCHULTZ shall mean the present value, as determined in accordance with Section 280G(d)(4) of the Code, of any payment or distribution in the nature of compensation to or for SCHULTZ'S benefit, whether paid or payable pursuant to this Agreement or otherwise, net of all taxes imposed on the SCHULTZ with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code.

         8.      RIGHTS TO PROPRIETARY INFORMATION.

                 (a) For purposes of this Agreement, the term "Proprietary Information" means and includes: 1. all written, oral and visual information about EMPLOYER's customers, clients, employees, consultants and brokers that is not readily known or available to the public, or that SCHULTZ learns of or acquires through his employment by EMPLOYER; and 2. financial information,





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marketing techniques and materials, marketing and development plans, broker lists, customer lists, other information concerning brokers and customers, pricing information and policies, price lists, employee files, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, video or audio tapes and/or disks, photographs, film and slides, including all negatives and positive and prints, computer disks and files, rolodex cards, addresses and telephone numbers, contracts, releases, other writings of any kind, and any and all other materials of a proprietary nature to which SCHULTZ is exposed or has access as a consequence of his employment by EMPLOYER. All of the Proprietary Information is, and at all times shall be and remain, private and confidential and is the sole and exclusive property of, and owned and controlled by EMPLOYER, regardless of whether such Proprietary Information is in tangible or intangible form. The parties understand that information that is generally known to the public, or which SCHULTZ acquired other than as a consequence of his employment by EMPLOYER, such as in the course of similar employment or work elsewhere shall not be deemed part of the Proprietary Information.

                 (b) All Proprietary Information shall be the sole property of EMPLOYER, its successors and assigns, and EMPLOYER, its successors and assigns shall be the sole owner of all patents, trademarks, service marks and copyrights, and other rights (collectively referred to herein as "Rights") pertaining to Proprietary Information. SCHULTZ hereby assigns to EMPLOYER any rights SCHULTZ may have or acquire in Proprietary Information or Rights pertaining to the Proprietary Information. SCHULTZ further agrees as to all Proprietary Information to assist EMPLOYER or any person designated by it in every necessary or appropriate manner (but at EMPLOYER's expense) to obtain and from time to time enforce Rights relating to said Proprietary Information throughout the universe. SCHULTZ will execute all documents for use in applying for, obtaining and enforcing such Rights on such Proprietary Information as EMPLOYER may desire, together with any assumptions thereof to EMPLOYER or persons designated by it. SCHULTZ's obligation to assist EMPLOYER or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information shall continue beyond the cessation of his employment. It is provided, however, that EMPLOYER shall compensate SCHULTZ at a reasonable rate after the cessation of employment for time actually spent by SCHULTZ upon EMPLOYER's request for such assistance. In the event that EMPLOYER is unable, after reasonable effort, to secure SCHULTZ's signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information, whether because of his physical or mental incapacity or for any other reason whatsoever, SCHULTZ hereby irrevocably designates and appoints EMPLOYER and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and stead in the execution and filing of any such application and in furthering the application for an enforcement of Rights with the





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same legal force and effect as if such acts were performed by SCHULTZ.

                 (c) At all times, both during his employment and after the cessation of employment, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, SCHULTZ will keep in strictest confidence and trust all Proprietary Information, and SCHULTZ will not disclose, use, or induce or assist in the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior, express written consent of EMPLOYER, except as may be necessary in the ordinary course of performing his duties as an employee of EMPLOYER. SCHULTZ recognizes that EMPLOYER has received and in the future will receive from third parties their confidential, trade secret, or Proprietary Information subject to a duty on EMPLOYER's part to maintain the confidentiality of such information and to use it only in connection with the performance of his duties as an employee of EMPLOYER. SCHULTZ agrees that SCHULTZ owes EMPLOYER and such third parties, during his employment and thereafter, a duty to hold all such confidential, trade secret, or Proprietary Information in the strictest confidence, and SCHULTZ will not disclose, use, or induce or assist in the use or disclosure of any such confidential, trade secret, or Proprietary Information without the prior, express written consent of EMPLOYER, except as may be necessary in the ordinary course of performing his duties as an employee of EMPLOYER consistent with EMPLOYER's agreement with such third party.

                 (d) SCHULTZ agrees that all material or other original works of authorship written, created, or developed by SCHULTZ in connection with his employment hereunder (whether alone or in conjunction with any other person), and all rights of any and every kind whatsoever in and to the results and proceeds of SCHULTZ's services rendered hereunder, whether or not such rights are now known, recognized or contemplated, and the complete, unconditional and unencumbered ownership in and to such materials, results and proceeds for all purposes whatsoever shall be "works for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Section 101), and shall be the sole and absolute property of EMPLOYER, its successors and assigns, and SCHULTZ agrees that he/she does not have and will not claim to have, either under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to said property.

                 (e) SCHULTZ will promptly disclose to EMPLOYER, and EMPLOYER hereby agrees to receive such disclosures in confidence, all discoveries, developments, designs, improvements, inventions, software programs, processes, techniques, know-how, negative know-how and data, whether or not patentable or registrable under patent, copyright or similar statutes or reduced to practice, made or conceived or reduced to practice or learned by SCHULTZ, either alone or jointly with others during





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the period of his employment, for the purpose of permitting EMPLOYER to determine whether they constitute Proprietary Information, or copyrightable or patentable material.

         9.      NON-COMPETITION/NON-SOLICITATION.

                 (a) During the period of his employment, SCHULTZ will not directly or indirectly engage in any activity which competes with EMPLOYER, or which EMPLOYER shall determine in good faith to be in competition with EMPLOYER or any subsidiary or affiliate of EMPLOYER. In addition, during his employment and after the cessation of employment, SCHULTZ will not, alone or in concert with others, or on his own behalf, or on behalf of any other person, in any way use or disclose Proprietary Information in order to solicit, entice, or in any way divert any broker to do business with any competitor of EMPLOYER or any subsidiary or affiliate of EMPLOYER. During his employment, SCHULTZ agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, or on his own behalf, or on behalf of any other person, to set up or engage in any business enterprise that would be in competition with EMPLOYER or any subsidiary or affiliate of EMPLOYER.

                 (b) During his employment and for a period of two (2) years after the cessation of employment, SCHULTZ will not, either directly or indirectly, either alone or in concert with others or on his own behalf or on behalf of any other person, solicit, divert, entice, recruit, or employ any employee of or consultant to EMPLOYER, or any subsidiary or affiliate of EMPLOYER, to leave employment with or otherwise terminate employment with EMPLOYER or any subsidiary or affiliate of EMPLOYER or work for any competitor of EMPLOYER or any subsidiary or affiliate of EMPLOYER.

                 (c) SCHULTZ recognizes that the immediate and continuous performance of his obligations in this paragraph 9 is extremely important and valuable to EMPLOYER because of the extensive and costly training given to its employees and the knowledge gained by such employees of the Proprietary Information used by EMPLOYER in its operations. In the event of his breach of those obligations, SCHULTZ therefore agrees that EMPLOYER shall be entitled to estimated or liquidated damages, as defined herein. For each former employee of EMPLOYER whom SCHULTZ solicits, diverts, recruits, or employs in violation of this paragraph 9, and for each broker or mortgage loan customer of EMPLOYER whom such former employee handled for EMPLOYER and whom the former employee contacts or otherwise services or works with for his benefit or for the benefit of anyone in privity with SCHULTZ, including any competitor of EMPLOYER or any subsidiary or affiliate of EMPLOYER with whom SCHULTZ accepts employment in breach of this paragraph 9, SCHULTZ shall pay EMPLOYER liquidated damages. The liquidated damages for each such broker or customer shall be (i) the amount of profit earned by EMPLOYER from mortgage loan referrals from each broker, or the amount of profit earned on loans to each mortgage loan customer, during the twelve (12) months immediately preceding termination of such former employer with EMPLOYER, and
(ii) the amount of cost to EMPLOYER to recruit and train a replacement for each such former employee plus the first six (6) month's salary paid to the replacement(s) for the former employee. If the former employee was not in a position of have contacts with brokers or to otherwise generate business from mortgage loan customers, the liquidated damages shall be the amount of the cost to EMPLOYER to recruit and train a replacement(s) for the former employee. SCHULTZ further agrees that the cost to recruit and train replacement(s) for each former employee as described in this paragraph 9 will be part of EMPLOYER's damages and that the profit formula for former employees who had broker or mortgage loan business contact, and the first six (6) months salary paid to the replacement(s) for former employees, are conservative estimates of the value, or a portion of the value, of the former employee to EMPLOYER.

         10. SURRENDER OF PROPRIETARY INFORMATION. In the event of the termination of his employment, SCHULTZ will deliver to EMPLOYER all devices, records, sketches, reports, proposals, broker information, lists, correspondence, equipment, software, computer disks, documents, photographs, photostats, negatives, undeveloped film, notes, drawings, specifications, tape recordings or other electronic recordings, programs, data and other materials or property of any nature belonging to EMPLOYER or pertaining to his work with EMPLOYER, and SCHULTZ will not take with SCHULTZ, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

         11.     SUCCESSORS; BINDING AGREEMENT.

                 (a) EMPLOYER will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of EMPLOYER to expressly assume and agree to perform this Agreement in the same manner and to the same extent that EMPLOYER would be required to perform it if no such succession had taken place. Any failure of EMPLOYER to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle SCHULTZ to compensation from EMPLOYER in the same amount and on the same terms as he would be entitled to hereunder if EMPLOYER were to terminate employment pursuant to Section 7 hereof, except that for purposes of implementing the foregoing, the day before any such succession becomes effective shall be deemed the date that payment is due. As used in this Agreement, "EMPLOYER" shall mean EMPLOYER as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) This Agreement shall inure to the benefit of, and be enforceable by, SCHULTZ'S personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If SCHULTZ should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisees, legatee or other designees, or if there is no such designee, to his estate.

         12. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time delivered, if personally delivered, or twenty-four hours after deposit thereof for mailing at any general or branch United States Post Office enclosed in a registered or certified postpaid envelope and addressed as follows:

         If to EMPLOYER:

         Pacific United Group, Inc.
         21031 Ventura Boulevard
         Woodland Hills, CA 91364
         Attention:  Richard D. Young, Senior Executive Vice
         President

         with copies to:

         Jeffer, Mangels, Butler & Marmaro
         2121 Avenue of the Stars
         Los Angeles, CA 90067
         Attention:  Catherine De Bono Holmes, Esq.

         and

         Pacific United Group, Inc.
         21031 Ventura Boulevard
         Woodland Hills, CA 91364
         Attention:  Board of Directors

         If to SCHULTZ:

         Joel R. Schultz
         4267 Marina City Drive #606
         Marina Del Rey, CA 90292


The parties hereto may designate a different place at which notice shall be given, provided, however, that any such notice of change of address shall be effective only upon receipt.

         13. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral agreements. This Agreement may not be modified, amended, or terminated except by another instrument in writing executed by the parties hereto.

         14. GOVERNING LAW. This Agreement and all rights, obligations and liabilities arising hereunder shall be construed and enforced in accordance with the laws of the State of California.

         15.     ATTORNEY'S FEES.

                 (a) In the event it becomes necessary to commence any proceeding or action to enforce the provisions of this Agreement, the court before whom such action shall be tried may award to the prevailing party all costs and expenses thereof, including but not limited to reasonable attorneys fees, the usual, customary and lawfully recoverable Court costs, and all other expenses in connection therewith. SCHULTZ shall be deemed to be the prevailing party if he is awarded any amounts in any such proceeding or action.

                 (b) EMPLOYER shall also pay and be responsible for all attorneys and related fees, expenses or costs incurred by SCHULTZ, if EMPLOYER, or any stockholder of EMPLOYER contests the validity or enforceability of this Agreement or any part hereof.

         16. Interest on Amounts Due. In addition to the amounts payable to SCHULTZ as provided herein, EMPLOYER shall further be required to pay interest upon any amount owed hereunder and not paid on the date such amount is owed, at a rate of nine points above the Bank of America reference rate, as determined on the date any such amount is due. If such interest rate exceeds the maximum interest permitted by law, then the rate shall be the maximum rate of interest permitted by law.

         The parties hereto have executed this Agreement on the day and year first above written.

                                       "SCHULTZ"


                                       ________________________________
                                       JOEL R. SCHULTZ


                                       "EMPLOYER"

                                       PACIFIC UNITED GROUP, INC.


                                       By: _____________________________

                                       Title:___________________________